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Exhibit 23.2

                          CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Continental Can Company, Inc.:

We consent to incorporation by reference, in the Registration Statements Nos. 33-7783, 33-37163, 33-37164 and 33-37165 on Form S-8 of Viatech, Inc. (now known as Continental Can Company, Inc.) of our reports dated March 5, 1998 on or relating to the related consolidated balance sheets of Continental Can Company, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedules for each of the years in the three year period ended December 31, 1997, which reports appear in the December 31, 1997 Annual Report on Form 10-K of Continental Can Company, Inc.

/s/ KPMG Peat Marwick LLP
Jericho, New York
March 5, 1998


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